EXHIBIT 5.1

[DORSEY & WHITNEY LLP Letterhead]

CyberOptics Corporation

5900 Golden Hills Drive

Golden Valley, Minnesota 55416

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 filed by CyberOptics Corporation (the "Company") with the Securities and Exchange Commission on or about the date hereof, relating to the registration of 175,000 common shares, no par value, 100,000 of which may be issued pursuant to the Company's Employee Stock Purchase Plan, as amended (the "Plan"), and 75,000 of which may be issued pursuant to the Company’s Stock Option Plan for Non-Employee Directors (the “Option Plan”), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

1.              The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2.              The 175,000 shares which may be issued by the Company under the Plan and the Option Plan will be, when issued and paid for as described in the Registration Statement, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Dated:	August 10, 2006

Very truly yours,

/s/ DORSEY & WHITNEY LLP

TOM